EXHIBIT h

                            Participation Agreements:
                           (1) DWS Variable Series II
                 (2) Fidelity Variable Insurance Products Trust
            (3) Franklin Templeton Variable Insurance Products Trust
                (4) Ivy Funds Variable Insurance Portfolios, Inc.